As filed with the Securities and Exchange Commission on August 25, 2015

File No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934

LookSmart Group, Inc.

(Exact name of Registrant as specified in its charter)

Nevada	47-3643516
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

555 California Street, #324 San Francisco, California	94105
(Address of principal executive offices)	(Zip Code)

(415) 348-7000

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act: None.

Securities to be registered pursuant to Section 12(g) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, par value $0.001 per share	[---]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

LOOKSMART GROUP, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

 CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT AND ITEMS OF FORM 10

Certain information required to be included herein is incorporated by reference to specifically identified portions of the body of the Information Statement filed herewith as Exhibit 99.1 (the “Information Statement”). None of the information contained in the Information Statement shall be incorporated by reference herein or deemed to be a part hereof unless such information is specifically incorporated by reference.

Item 1.  Business.

The information required by this item is contained under the sections of the Information Statement entitled “Summary,” “Business” and “Our Relationship with LS Following the Distribution.” Those sections are incorporated herein by reference.

Item 1A.  Risk Factors.

Although not required for smaller reporting companies, the information required by this item is contained under the section of the Information Statement entitled “Risk Factors.” That section is incorporated herein by reference.

Item 2.  Financial Information.

The information required by this item is contained under the section of the Information Statement entitled “Management’s Discussion and Analysis of Financial Condition and Plan of Operations.” That section is incorporated herein by reference.

Item 3.  Properties.

The information required by this item is contained under the section of the Information Statement entitled “Business — Properties.” That section is incorporated herein by reference.

Item 4.  Security Ownership of Certain Beneficial Owners and Management.

The information required by this item is contained under the section of the Information Statement entitled “Security Ownership of Certain Beneficial Owners and Management.” That section is incorporated herein by reference.

Item 5.  Directors and Executive Officers.

The information required by this item is contained under the section of the Information Statement entitled “Management.” That section is incorporated herein by reference.

Item 6.  Executive Compensation.

The information required by this item is contained under the section of the Information Statement entitled “Executive Compensation.” That section is incorporated herein by reference.

Item 7.  Certain Relationships and Related Transactions, and Director Independence

The information required by this item is contained under the sections of the Information Statement entitled “Management” and “Certain Relationships and Related Person Transactions.” Those sections are incorporated herein by reference.

Item 8.  Legal Proceedings.

The information required by this item is contained under the section of the Information Statement entitled “Business — Legal Proceedings.” That section is incorporated herein by reference.

Item 9.  Market Price of, and Dividends on, the Registrant’s Common Equity and Related Stockholder Matters.

The information required by this item is contained under the sections of the Information Statement entitled “Dividend Policy” and “Description of Our Capital Stock.” That section is incorporated herein by reference.

Item 10.  Recent Sales of Unregistered Securities.

The information required by this item is contained under the section of the Information Statement entitled “Description of Our Capital Stock — Sale of Unregistered Securities.” That section is incorporated herein by reference.

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Item 11.  Description of Registrant’s Securities to be Registered.

The information required by this item is contained under the section of the Information Statement entitled “Description of Our Capital Stock.” That section is incorporated herein by reference.

Item 12.  Indemnification of Directors and Officers.

The information required by this item is contained under the section of the Information Statement entitled “Description of Our Capital Stock — Limitations on Liability and Indemnification of Officers and Directors.” That section is incorporated herein by reference.

Item 13.  Financial Statements and Supplementary Data.

The information required by this item is contained under the sections of the Information Statement entitled “Index to Financial Statements” (and the financial statements referenced therein). That section is incorporated herein by reference.

Item 14.  Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.  Financial Statements and Exhibits.

(a)  Financial Statements

The information required by this item is contained under the section of the Information Statement entitled “Index to Financial Statements” (and the financial statements referenced therein). That section is incorporated herein by reference.

(b)  Exhibits

The exhibits to this Form 10 are as follows:

Exhibit
Number	Exhibit Description
2.1	Agreement and Plan of Merger by and among Pyxis Tankers Inc., Maritime Technologies Corp., LookSmart, Ltd. and LookSmart Group, Inc. (1)
2.2	Assignment and Assumption Agreement by and between LookSmart, Ltd. and LookSmart Group, Inc.*
3.1	Articles of Incorporation of LookSmart Group, Inc.*
3.2	Bylaws of LookSmart Group, Inc.*
10.1	Form of Indemnification Agreement between LookSmart Group, Inc. and individual directors and officers*
21.1	List of Subsidiaries of LookSmart Group, Inc.*
99.1	Information Statement of LookSmart Group, Inc., preliminary and subject to completion, dated , 2015*

(1)	Incorporated by reference to the Schedule 14A filed with the Securities and Exchange Commission on , 2015

* Filed herewith.

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SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: August 25, 2015	LOOKSMART GROUP, INC.

	By:	/s/ Michael Onghai
Name: Michael Onghai
Title: Chief Executive Officer